Astea International Announces Profitable Fourth Quarter and Full Year 2011

35% Increase in Full Year Licensing Sales Leads a 24% Rise in 2011 Revenues to $26.6 Million

$2.2 Million Positive Swing in Net Income to $373,000, or $0.10 in EPS for 2011

Q4 Net Income of $480,000, or $0.13 per share

HORSHAM, Pa., March 27, 2012 /PRNewswire/ -- Astea International Inc. (NASDAQ:ATEA), a global provider of service lifecycle management and mobility solutions, today announced financial results for the fourth quarter and year ended December 31, 2011.

Full Year 2011 Financial Highlights

  Revenues were $26.6 million, an increase of 24.3%, compared to revenues of $21.4 million for the same period in 2010.
  Software license revenues were $6.7 million compared to $5.0 million for the same period in 2010.
  Service and maintenance revenues were $19.9 million compared to $16.4 million for the same period in 2010.
  Net income available to shareholders for the year was $373,000, or $0.10 per share, compared to a net loss of $(1.9) million or $(0.52) per share for the same period in 2010.

Fourth Quarter 2011 Financial Highlights

  Revenues were $6.9 million compared to revenues of $7.1 million for the same period in 2010.
  Software license revenues were $1.7 million compared to $2.6 million for the same period in 2010.
  Service and maintenance revenues were $5.3 million compared to $4.5 million for the same period in 2010.
  Net income available to shareholders for the quarter was $480,000, or $0.13 per share, compared to net income of $1.2 million or $0.34 per share for the same period in 2010.

Fourth Quarter Licensing Sales Highlights

  Finalized a license sale with a leading provider of manufacturer-independent IT maintenance services to many of Canada's largest companies, resellers, outsourcers and government agencies.
  Signed an agreement with a Sydney, Australia-based office automation equipment business.
  Finalized an arrangement with a premier foodservice enterprise that provides storage, handling, and disposal of frying oil to over 15,000 customer sites in over 40 metropolitan markets across the US. Their customers are leaders in the foodservice industry.
  Selected by a premier Global IT services company to deliver the Astea Alliance Dynamic Scheduling Engine (DSE) for deployment to technicians, across their North American operations.
  Selected by the industry's leading source of healthcare IT software, automation, services and consulting to implement Astea's FieldCentrix® Service Center, Mobility and Fleet Management solutions.

"The market is clearly embracing our comprehensive solution in the service lifecycle management space, and our results are showing steady improvements at the top- and bottom-lines," stated Zack Bergreen, CEO of Astea International. "During the year we added multiple new customers from every part of the world demonstrating expansion in our geographic footprint, the breadth of our product and solutions base, and a diversifying revenue stream. We also saw an uptick in quoting activity and order flow from our existing customer base, which reflects their satisfaction with Astea's enterprise solutions and represents opportunities for additional penetration within numerous accounts. We fully expect that our differentiated offering and ongoing commitment to innovation will keep driving our market success. Moreover, with the significant traction we have already experienced to date with our new mobility solution and our strategic initiatives with the cloud market, we are strongly positioned to capitalize on more opportunities than ever before. Our solution portfolio and ongoing strategy is recognized by our solid positioning in Gartner's magic quadrant."

Rick Etskovitz, CFO of Astea International stated, "We continued to execute our growth strategy, as demonstrated by the strength in our financial results in 2011, while remaining debt-free. We are experiencing healthy backlog growth for professional services revenues into the current year. We are confident that the investments we've made in worldwide professional services as well as sales and marketing to accommodate our continued growth will yield excellent results for our shareholders. In addition, Astea is growing its reseller relationships and expanding international penetration for sales and new partners."

Outlook

Mr. Bergreen concluded, "Our backlog is robust, our sales pipeline is healthy, and we expect another profitable year in 2012. It is our expectation that revenues will continue to grow in 2012 in terms of both licenses and professional services, driven by the solid demand which we see out in the market for our productivity-enhancing solutions. We have started some projects in 2011/2012 that we believe could ultimately become very significant in terms of scope and size for our company. Due to the nature of our business, it is likely we will have fluctuations in license sales from quarter to quarter, which affects our profitability. Given the sales cycle and the difficulty to predict the timing of deals closing, we would expect quarterly results to show some lumpiness. In particular, our current expectation for the first quarter is that we will not be profitable. However, based on our professional services backlog and read on our market, we expect overall progress and growth for the 2012 fiscal year."

Conference Call Information

Astea will host a conference call that will be broadcast live over the Internet on Tuesday, March 27, 2012 at 11 a.m. ET to discuss the Company's fourth quarter and full year 2011 financial results. Investors may access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-895-0198. For calls from outside North America, please dial 1-785-424-1053. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

-- tables follow --

ASTEA INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
as of December 31,
($ in thousands)

	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$ 2,146	$ 2,404
Investments available for sale	626	206
Receivables, net of reserves	7,592	6,328
Prepaid expenses and other	503	503

Total current assets	10,867	9,441

Property and equipment, net	507	340
Intangibles, net	504	640
Capitalized software, net	3,064	2,145
Goodwill	1,538	1,538
Other long term restricted cash	109	87
Other assets	139	109

Total assets	$ 16,728	$ 14,300

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$ 4,423	$ 3,230
Deferred revenues	6,601	6,019

Total current liabilities	11,024	9,249

Long-Term Liabilities
Deferred tax liabilities	244	194

Stockholders' Equity
Convertible preferred stock	8	8
Common stock	36	36
Additional paid in capital	31,048	31,083
Accumulated deficit	(25,424)	(26,062)
Treasury stock	(208)	(208)

Total stockholders' equity	5,460	4,857

Total liabilities and stockholders' equity	$ 16,728	$ 14,300

ASTEA INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years and Quarters Ended December 31
($ in thousands)

	Year Ended December 31,		Quarter Ended December 31,
	2011	2010	2011	2010
REVENUES			(Unaudited)
Software license fees	6,704	4,961	1,675	2,599
Services and maintenance	19,883	16,425	5,264	4,513

Total Revenues	26,587	21,386	6,939	7,112

COSTS AND EXPENSES:
Cost of software license fees	1,830	2,037	459	466
Cost of services and maintenance	12,987	11,070	3,215	2,922
Product development	2,724	3,041	305	658
Sales & marketing	4,558	3,701	1,187	1,059
General and administrative	3,572	3,166	984	727

Total Costs and Expenses	25,671	23,015	6,150	5,832

Income (loss) from continuing operations before taxes	916	(1,629)	789	1,280

Net interest income	27	92	6	29

Income (loss) before income taxes	943	(1,537)	795	1,309
Income tax (expense)	(270)	(33)	(240)	(8)

Net income (loss)	673	(1,570)	555	1,301

Preferred Dividend	300	286	75	75

Net income (loss) available to common stockholders	$ 373	$ (1,856)	$ 480	$ 1,226

Basic and diluted earnings (loss) per share:
Net income (loss) per share	$ 0.10	$ (0.52)	$ 0.13	$ 0.34

ASTEA INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
($ in thousands)

	2011	2010
Cash flows from operating activities:
Net income (loss)	$ 673	$ (1,570)
Adj to reconcile net income (loss)
to cash provided by operating activities:
Depreciation and amortization	1,906	2,197
Decrease for allowance for doubtful accounts	(16)	(97)
Stock based compensation	224	285
Changes in operating assets and liabilities:
Deferred tax expense	50	40
Receivables	(1,212)	(1,179)
Prepaid expenses and other	(29)	(86)
Accounts payable and accrued expenses	1,119	375
Deferred revenues	590	1,078
Other long term assets	(30)	(64)

Net cash provided by operating activities	3,275	979

Cash flows from investing activities:
Capitalized software development costs	(2,485)	(1,188)
Purchases of property and equipment	(211)	(283)
Purchase of short term investments	(1,420)	(965)
Sale of short term investments	993	1,670
Change in other long term restricted cash	(22)	8

Net cash used in investing activities	(3,145)	(758)

Cash flows from financing activities:
Proceeds from exercise of stock options	41	3
Preferred stock - dividend payment	(300)	(210)

Net cash used in financing activities	(259)	(207)

Effect of exchange rate changes on cash	(129)	(108)

Net decrease in cash and cash equivalents	(258)	(94)
Cash, beginning of period	2,404	2,498

Cash, end of period	$ 2,146	$ 2,404

Supplemental schedule of non-cash investing activities:
Increase in deferred rent resulting from new lease incentive	$ 161	$ -

CONTACT: Investor Relations Contact: Hayden IR, Peter Seltzberg, +1-646-415-8972, peter@haydenir.com; Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com